Exhibit 99

NEWS RELEASE
January 30, 2018

Contact:	Clifford H. Chen	Telephone: (808) 543-7300
	Treasurer & Manager, Investor Relations & Strategic Planning	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS 2017 YEAR END AND FOURTH QUARTER EARNINGS

2017 Net Income of $67.0 Million - Return on Assets of 1.02%
Fourth Quarter 2017 Net Income of $16.9 Million
Continued to Deliver Well; Solid Profitability

Selected 2017 Highlights

•	Strong 2017 earnings and profitability

•	Return on assets of 1.02%

•	Net interest margin of 3.69%

•	Earning asset growth of 5.2%; net interest income growth of 8.6%

•	Deposit growth of 6.2%

•	Strong capital levels: 8.6% leverage ratio; 14.2% total capital ratio

•	Broke ground on new Oahu campus which will bring approximately 600 teammates from five locations together at one of the most innovative, collaborative and modern worksites in the state

•	Named one of Hawaii Business Magazine “Best Places to Work” for the 8th consecutive year

•	Contributed over 7,500 volunteer hours and over $1 million of charitable contributions to community organizations
HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE) today reported net income for the full year of 2017 of $67.0 million compared to $57.3 million in 2016. Net income for the fourth quarter of 2017 was $16.9 million, compared to $17.6 million in the third, or linked, quarter of 2017 and $16.2 million in the fourth quarter of 2016. The Bank benefited by the enactment of the Tax Cuts and Jobs Act of 2017, through lower federal corporate tax rates. The Bank recognized a one-time tax benefit of $1.7 million and passed on $1.2 million of increased compensation to its employees, excluding senior management, through a $1,000 cash bonus paid in December 2017.

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Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
January 30, 2018

“Our results for the fourth quarter and year show that we continue to deliver well for our customers, the bank, and for shareholders," said Richard Wacker, president and chief executive officer of American. "Solid deposit growth and improved asset quality continue to fuel the bank’s broad profitability improvement compared to last year. While loans declined slightly due to the timing of paydown and payoff of specific Commercial Markets loans, we see good levels of activity and believe the effect of the recent tax reforms will be positive for the Hawaii economy and workforce.”
Financial Highlights
    Net interest income was $223.9 million in 2017, higher than the $206.2 million in 2016. Fourth quarter 2017 net interest income was $57.0 million, compared to $56.1 million in the linked quarter and $53.0 million in fourth quarter of 2016. The increase in net interest income was primarily due to strong deposit growth that funded earning asset growth in the investment portfolio and retail loan portfolios which include consumer loans, residential loans and home equity lines of credit. Net interest margin was 3.69% in 2017 compared to 3.59% in 2016. Fourth quarter of 2017 net interest margin was 3.68% compared to 3.69% in the linked quarter and 3.59% in the fourth quarter of 2016. The improvement in net interest margin was primarily attributable to higher yields on interest-earning assets and growth in higher-yielding loan portfolios.
The provision for loan losses was $10.9 million in 2017 compared to $16.8 million in 2016. The fourth quarter of 2017 provision for loan losses was $3.7 million compared to $0.5 million in the linked quarter and $1.5 million in the fourth quarter of 2016. The year over year lower provision for loan losses reflects the strategic decision to improve American’s credit risk profile through the reduction in our syndicated national credit portfolio and resolution of specific problem loans, partially offset by reserves required for growth in the retail loan portfolio. The increase in the fourth quarter of 2017 provision for loan losses compared to the linked quarter and the fourth quarter of 2016 was primarily due to reserves required for growth and a slight increase in the reserve levels for the retail portfolios. The 2017 net charge-off ratio was 0.27% compared to 0.24% in 2016 primarily due to continued growth in our consumer loan portfolio. Nonaccrual loans as a percent of total loans receivable held for investment was 0.51% compared to 0.50% in the linked quarter and 0.49% in the prior year quarter.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
January 30, 2018

Reflecting lower mortgage banking income throughout 2017, noninterest income for 2017 was $61.6 million, compared to $67.0 million in 2016 and fourth quarter 2017 noninterest income was $15.0 million, compared to $15.2 million in the linked quarter and $16.5 million in the fourth quarter of 2016.
Noninterest expense for 2017 was $175.9 million compared to $169.1 million in 2016. Fourth quarter of 2017 noninterest expense was $45.3 million compared to $44.1 million in the linked quarter and $43.1 million in the fourth quarter of 2016. 2017 noninterest expense was impacted by the $1.2 million bonus awarded to employees at the end of December 2017, in addition to increases in performance-based incentive cost.
Total loans were $4.7 billion at December 31, 2017, with retail loans up $161 million or 5.2%, offset by an overall reduction in commercial and commercial real estate loans of $233 million or 14.4% compared to December 31, 2016. The $72 million decrease in total loans reflects our work to improve American’s credit risk profile through the strategic reduction in our exposure to national syndicated credits by $75 million as well as the resolution of specific problem loans.
    Total deposits were $5.9 billion at December 31, 2017, an increase of $138 million or 9.6% annualized from September 30, 2017, and $342 million or 6.2% from December 31, 2016. The average cost of funds was 0.21% for the full year 2017, down 2 basis points from the prior year. For the fourth quarter of 2017, the average cost of funds was 0.21%, up 1 basis point from the linked quarter and down 1 basis point from the prior year quarter.
     Overall, American’s return on average equity for the full year was solid at 11.20% in 2017 compared to 9.90% in 2016 and the return on average assets for the full year was 1.02% in 2017 compared to 0.92% in 2016. For the fourth quarter of 2017, the return on average equity was 11.09%, compared to 11.64% in the linked quarter and 11.09% in the fourth quarter of 2016. Return on average assets was 1.01% for the fourth quarter of 2017, compared to 1.07% in the linked quarter and 1.02% in the same quarter last year.
In 2017, American paid dividends of $37.5 million to HEI while maintaining healthy capital levels -- leverage ratio of 8.6% and total capital ratio of 14.2% at December 31, 2017.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
January 30, 2018

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2018 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its fourth quarter 2017 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the fourth quarter and full year 2017.
HEI plans to announce its fourth quarter and 2017 consolidated financial results on Wednesday, February 14, 2018 and will conduct a webcast and conference call to discuss its consolidated earnings, including American’s earnings, and 2018 EPS guidance on Wednesday, February 14, 2018, at 11:00 a.m. Hawaii time (4:00 p.m. Eastern time).
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website at www.hei.com under the heading “Investor Relations.”  HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section.
Accordingly, investors should routinely monitor such portions of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An on-line replay of the February 14, 2018 webcast will be available on HEI’s website beginning about two hours after the event.  Replays of the conference call will also be available approximately two hours after the event through February 28, 2018 by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10116187.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
January 30, 2018

of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Year ended December 31
(in thousands)	December 31, 2017	September 30, 2017	December 31, 2016	2017	2016
Interest and dividend income
Interest and fees on loans	$51,986	$52,210	$51,203	$207,255	$199,774
Interest and dividends on investment securities	8,230	6,850	4,965	28,823	19,184
Total interest and dividend income	60,216	59,060	56,168	236,078	218,958
Interest expense
Interest on deposit liabilities	2,802	2,444	2,013	9,660	7,167
Interest on other borrowings	386	470	1,172	2,496	5,588
Total interest expense	3,188	2,914	3,185	12,156	12,755
Net interest income	57,028	56,146	52,983	223,922	206,203
Provision for loan losses	3,670	490	1,497	10,901	16,763
Net interest income after provision for loan losses	53,358	55,656	51,486	213,021	189,440
Noninterest income
Fees from other financial services	5,741	5,635	5,585	22,796	22,384
Fee income on deposit liabilities	5,678	5,533	5,714	22,204	21,759
Fee income on other financial products	1,464	1,904	2,144	7,205	8,707
Bank-owned life insurance	1,374	1,257	1,017	5,539	4,637
Mortgage banking income	305	520	1,529	2,201	6,625
Gains on sale of investment securities, net	—	—	—	—	598
Other income, net	388	380	470	1,617	2,256
Total noninterest income	14,950	15,229	16,459	61,562	66,966
Noninterest expense
Compensation and employee benefits	24,048	23,724	22,920	95,751	90,117
Occupancy	4,076	4,284	4,077	16,699	16,321
Data processing	3,531	3,262	3,431	13,280	13,030
Services	3,005	2,863	2,961	10,994	11,054
Equipment	1,899	1,814	1,745	7,232	6,938
Office supplies, printing and postage	1,676	1,444	1,644	6,182	6,075
Marketing	1,211	934	982	3,501	3,489
FDIC insurance	608	746	839	2,904	3,543
Other expense	5,258	5,050	4,539	19,324	18,487
Total noninterest expense	45,312	44,121	43,138	175,867	169,054
Income before income taxes	22,996	26,764	24,807	98,716	87,352
Income taxes	6,137	9,172	8,590	31,719	30,073
Net income	$16,859	$17,592	$16,217	$66,997	$57,279
Comprehensive income	$10,245	$18,009	$2,540	$63,858	$52,077
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.01	1.07	1.02	1.02	0.92
Return on average equity	11.09	11.64	11.09	11.20	9.90
Return on average tangible common equity	12.82	13.47	12.90	12.99	11.53
Net interest margin	3.68	3.69	3.59	3.69	3.59
Efficiency ratio	62.95	61.82	62.12	61.60	61.89
Net charge-offs to average loans outstanding	0.26	0.32	0.40	0.27	0.24
As of period end
Nonaccrual loans to loans receivable held for investment	0.51	0.50	0.49
Allowance for loan losses to loans outstanding	1.15	1.13	1.17
Tangible common equity to tangible assets	7.81	8.01	7.82
Tier-1 leverage ratio	8.6	8.7	8.6
Total capital ratio	14.2	13.9	13.4
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$9.4	$9.4	$9.0	$37.5	$36.0
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

December 31	2017	2016
(in thousands)
Assets
Cash and due from banks	$140,934	$137,083
Interest-bearing deposits	93,165	52,128
Restricted cash	—	1,764
Investment securities
Available-for-sale, at fair value	1,401,198	1,105,182
Held-to-maturity, at amortized cost	44,515	—
Stock in Federal Home Loan Bank, at cost	9,706	11,218
Loans receivable held for investment	4,670,768	4,738,693
Allowance for loan losses	(53,637)	(55,533)
Net loans	4,617,131	4,683,160
Loans held for sale, at lower of cost or fair value	11,250	18,817
Other	398,570	329,815
Goodwill	82,190	82,190
Total assets	$6,798,659	$6,421,357
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing	$1,760,233	$1,639,051
Deposit liabilities–interest-bearing	4,130,364	3,909,878
Other borrowings	190,859	192,618
Other	110,356	101,635
Total liabilities	6,191,812	5,843,182
Shareholder’s equity	606,847	578,175
Total liabilities and shareholder’s equity	$6,798,659	$6,421,357

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

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